Exhibit 10.4

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of this 6th day of May, 2004 (the “Effective Date”), by and between Glenn Dunlap (“Dunlap”), an individual residing at 1005 Chatham Church Road, Moncure, North Carolina 27559, and Digital Lightwave, Inc. (“Digital”), a Delaware corporation.

RECITALS

WHEREAS, Dunlap and Digital have entered into the following agreements: (i) a written employment agreement dated February 22, 2001, (ii) a written addendum to the February 22, 2001 employment agreement dated July 27, 2001, (iii) a written second addendum to the February 22, 2001 employment agreement dated October 2, 2001, and (iv) a Settlement Agreement and Release dated January 3, 2003 (collectively, the “Prior Agreements”); and

WHEREAS, Dunlap and Digital have also entered into a Settlement of Employment Terms and Employment Letters dated January 17, 2003 (the “January 17 Agreement” and, together with the Prior Agreements and any other agreements between Dunlap and Digital not listed herein, the “Employment Agreements”); and

WHEREAS, the January 17 Agreement, by its express terms, terminated all of the Prior Agreements; and

WHEREAS, Dunlap and Digital desire to resolve all disputes between them completely and to settle and to terminate finally and completely any and all claims, demands, liabilities and causes of action between them, including any claims of Dunlap arising under the Employment Agreements (collectively, the “Claims”).

NOW THEREFORE, in consideration of the covenants contained in this Agreement, and for further, good and valuable consideration, including, but not limited to, the mutual avoidance of further costs, inconvenience and uncertainties relating to the Claims, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

  Settlement Payment. On the Effective Date, Digital shall pay to Dunlap a lump sum payment of Twenty-five Thousand Dollars ($25,000.00) (the “Settlement Payment”) in full and final satisfaction of all amounts owed by Digital to Dunlap under or relating to the Employment Agreements or the Claims or otherwise. Dunlap agrees to pay any and all local, state and federal income taxes which become due as a result of his receipt of the Settlement Payment.

  Releases. Effective as of the Effective Date, the parties agree to release each other as follows:

  2.1    Dunlap, by and through himself, his personal representatives, heirs, trustees, successors, and assigns (the “Dunlap Group”), hereby fully releases and does forever discharge Digital and each of its present and former parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, successors, attorneys, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the Dunlap Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the Effective Date, directly or indirectly related to the Employment Agreements, the Claims, or otherwise and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not release Digital from its obligations under this Agreement.

  2.2    Digital, by and through its duly elected officers, for itself, its present and former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, successors, and assigns (the “Digital Group”), hereby fully releases and does forever discharge Dunlap and his personal representatives, heirs, trustees, successors, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the Digital Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the Effective Date, directly or indirectly related to the Employment Agreements, the Claims or otherwise and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not release Dunlap from his obligations under this Agreement.

  Confidentiality. Digital and Dunlap shall not voluntarily disclose to any person who is not a signatory to this Agreement any of the terms of this Agreement, except the parties may disclose this Agreement and any terms thereof (i) in response to a subpoena or other binding legal process that the party believes is lawfully issued and served, or (ii) in response to a request initiated by any state or federal regulatory agency, or (iii) to any person within their organization or professionals retained by their organization with a need to know the information, including, without limitation, senior management, internal and external counsel, auditors, regulators, etc. (provided, that in each case such party shall take reasonable measures to protect the secrecy of and avoid disclosure of the fact of this Agreement and its terms by such persons), or (iv) as otherwise required by law or SEC regulations. In the event any party is served with a subpoena or other binding legal process which calls for the disclosure of any information that is subject to this confidentiality provision, that party shall immediately notify the other party to this Agreement of the subpoena or other legal process and such other party shall take whatever action it deems necessary to protect its own interest. The parties further agree that if any party initiates any proceedings to enforce the terms of this Agreement, this Agreement and its contents shall be sealed in connection with such proceedings and shall remain confidential to the fullest extent possible by law. Nothing in this Agreement is intended by the parties to alter, eliminate, change, abrogate or reduce any disclosure requirement that any party hereto is (or at any time hereafter may be) obligated to comply with under the law.

  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida with respect to their obligations under this Agreement.

  Integration. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Employment Agreements.

  Amendment. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Dunlap and Digital, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

  Execution. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  Representation by Counsel. Each of the parties represents and warrants that each of them has been represented by counsel in the negotiation of this Agreement, that each has read and understands the contents hereof, and that each has executed this Agreement knowingly, voluntarily, and willfully.

  Disclaimer. This Agreement is made in connection with a full, final and complete satisfaction and compromise of disputed claims and matters. Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it constitutes an admission by any party to this Agreement or by any other entity or person that any conduct or action was unlawful or in violation of any contract, agreement, understanding, custom, or obligation among or between any of the parties, or constituted any wrongdoing whatsoever.

  Termination of Employment Agreements. The parties agree that each of the Employment Agreements has been terminated and is null and void in all respects. Notwithstanding the preceding sentence, Digital agrees that Dunlap shall continue to have the right, through August 16, 2004, to exercise those certain options previously granted to him to purchase 66,666 shares of Digital common stock at an exercise price of $1.42 per share.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

/s/ Glenn Dunlap

GLENN DUNLAP

DIGITAL LIGHTWAVE, INC.
By: /s/ James R. Green

Its: CEO